Exhibit 21

DIVERSIFIED RESTAURANT HOLDINGS, INC. LEGAL STRUCTURE

Legal Entity	State Organized	Purpose of Company	Ownership Structure
Diversified Restaurant Holdings, Inc.	Nevada	Parent Company	Public Entity: BAGR (NASDAQ)
(Parent Company)
AMC Group, Inc.	Michigan	Management	Diversified Restaurant Holdings, Inc.
Company
AMC Real Estate, Inc.	Michigan	Management	Diversified Restaurant Holdings, Inc.
Company
AMC Wings, Inc.	Michigan	Owns all BWW	Diversified Restaurant Holdings, Inc.
d/b/a Buffalo Wild Wings Grill & Bar		restaurants
AMC Burgers, Inc.	Michigan	Owns all BDs	Diversified Restaurant Holdings, Inc.
d/b/a Bagger Dave's Legendary Burger Tavern		restaurants